Exhibit  16.1     Letter  on  change  in  certifying  accountant

[Letterhead  of  Arthur  Andersen  LLP]



July  27,  2001

Office  of  the  Chief  Accountant
Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.  C.  20549


Dear  Sir/Madam:

We have read the first, third and fourth paragraphs of Item 4 included in the Form 8-K dated July 26, 2001 of Sharp Holding Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very  truly  yours,

/s/  Arthur  Andersen  LLP

Arthur  Andersen  LLP

Copy  to:     Mr. Robert C. Wesolek,  CFO,  Sharp Holding Corporation


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